                                                                    EXHIBIT 4(c)


                              "ENGLISH TRANSLATION"

     PRIVATE INSTRUMENT FOR FINANCING, DEBT ASSUMPTION AND OTHER AGREEMENTS

By This present Private Instrument, Ericsson Telecomunicacoes S.A., as the first of the Parties hereto, with headquarters at Rua Maria Prestes Maia No. 300, Vila Guilherme, in the City of Sao Paulo, State of Sao Paulo, enrolled at the CGC/MF under No. 33.067.745/0001-27, represented in this act through legal representatives in accordance with its statutes in force below signing, hereinafter called Lender, and Telamazon Celular S.A., [successor of Telecomunicacoes do Amazonas S.A.] as the second of the Parties hereto, a Corporation with headquarters in the City of Manaus, State of Amazonas, at Avenida Guilherme Moreira No. 147, Centro - CEP 69.005-300, enrolled at the CNPJ/MF under No. 02.322.103/0001-01, through its legal representatives below signing, hereinafter called Borrower, in accordance with Federal Decree No. 857 dated September 11th, 1969; and

CONSIDERING the understandings being maintained between the Lender and the Borrower with the participation of Telecomunicacoes Brasileiras S.A. - Telebras;

CONSIDERING that, as the result of these understandings, the Lender committed itself to obtain resources to finance the part of the imported equipment of the contract[s] for the supply of equipment, materials and services for the Mobile Cellular System numbers: 3415/97-EEC dated August 1st, 1997 and 066-96-ECM dated September 10th, 1996, with guarantee of the Swedish Agency EKN [hereinafter called "Supply Contracts"];

CONSIDERING also that, as result of these understandings, the Borrower committed itself to pay at sight, the part of the Brazilian equipment, materials and services for the Mobile Cellular Services above mentioned;

CONSIDERING the terms and conditions of the contract signed between the Lender and the Financing Agent;

CONSIDERING the terms and conditions of the contract signed between the Lender and the Financing Agent, Ericsson Radio Systems AB, a copy of which becomes an integrating part of this present Instrument, and which the Borrower declares to have the knowledge of;

The Parties hereto have agreed upon the terms of this present Financing Contract, which shall be ruled by the following Clauses and Conditions:

CLAUSE FIRST.  OBJECT
The Parties decide to agree on the substitution of the amounts defined in Clause Second, as follows, owed by the Borrower to the Lender, derived from the supply of foreign equipment supplied by the Lender, for the Mobile Cellular System, in accordance with the contracts number: 3415/97-EEC dated August 1st, 1997 and 066-96-ECM dated September 10th, 1996, by assuming the obligations stated on Clause Third.

CLAUSE SECOND.  AMOUNT OF THE DEBT
2.1) The Borrower by means of this Instrument, confesses to owe to the Lender the total amount of US$ 15,104,481.25 [fifteen million, one hundred and four thousand, four hundred and eighty one United States dollars and twenty five cents] in March 31st, 1998, the equivalence of which in Reais shall be obtained obtaining the exchange rate [for dollar purchase] divulged by the "Banco Central do Brasil" [Brazil's Central Bank] on March 31st, 1998, corresponding to the installments due, and stated in the Annex 1, which becomes an integrating part of this present Contract, and which shall be updated until March 31st, 1998, as agreed between the Parties, by the LIBOR of 5.62% [five point sixty two per cent] per year, accrued by a spread of 2.540302% [two point five-four-zero-three-zero-two per cent] per year;

2.2) Due to the above exposed, the previous debt stated in Item 2.1, is extinguished, the Borrower contracting with the Lender a new debt, in accordance with the terms of this Instrument, in substitution of the extinguished one, as determined Item I, of Article 999 of the Brazilian Civil Code, in the amount of US$ 15,104,481.25 [fifteen million, one hundred and four thousand, four hundred and eighty one United States dollars and twenty five cents] in March 31st, 1998, the equivalence of which in Reais shall be obtained obtaining the exchange rate [for dollar purchase] divulged by the "Banco Central do Brasil" [Brazil's Central Bank] on March 31st, 1998.

CLAUSE THIRD.  FORM OF FINANCING
The amount now substituted, as defined in Item 2.2 of the previous Clause, shall be financed in accordance with the following terms and conditions, through the assumption by the Borrower of the obligations stated in the loan contract executed between the Lender and the Financing Agent, Ericsson Radio Systems AB, in the terms of Item V, of Article 2nd, of the Ministerial Decree No. 857, dated September 11th, 1969.

CLAUSE FOURTH.  FINANCING CONDITIONS

         (I)      FINANCING CURRENCY
                  United States of America dollars

         (II)     ACCOUNT CURRENCY [CONVERSION OR MONETARY RESTATEMENT]
                  United States of America dollars converted to the Brazilian Real, at the same exchange rate from the contracting date, of the payment to be made by the Lender to the Financing Agent.

         (III)    DATE OF THE BEGINNING OF THE FINANCING
                  March 31st, 1998

         (IV)     USE OF THE CREDIT LINE
                  An Import Financing Line, partially guaranteed by the Swedish Government Export Credits Agency - EKN, shall support the financing above-mentioned. The terms of the credit line [total, grace period for the principal, grace period for the interests, payment of the principal and payment of interests] shall be based in the average shipment of the goods [SISCOMEX-ROF].

         (V)      TOTAL TERM
                  Five years, from the average date of the shipments [SISCOMEX-ROF].

         (VI)     GRACE PERIOD FOR THE PRINCIPAL
                  Six months from the average date of the shipments [SISCOMEX-ROF].

         (VII)    GRACE PERIOD FOR THE INTERESTS
                  None

         (VIII)   PAYMENT OF THE PRINCIPAL
                  In 10 [ten], half-yearly installments, equal and in arrears, the first installment being due 06 [six] months from the average date of the shipments [SISCOMEX-ROF].

         (IX)     PAYMENT OF THE INTERESTS
                  The interests shall be paid in 10 [ten] half-yearly and consecutive installments, calculated half-yearly over the balance of the financing, by the number effectively elapsed between the beginning of a period and the maturity date of each one of the installments, based on a commercial year of 360 days. The first installment being due six months from the average date of the shipments [SISCOMEX-ROF].

         (X) EFFECTIVE DATE FOR THE AMORTIZATION OF THE PRINCIPAL AND THE PAYMENT OF THE INTERESTS
                  For the purposes of the amortization of the principal and the payment of interests, the Borrower commits itself to make a deposit, in reserve, in the bank account of the Lender, to be defined in accordance with Clause Thirteen, in 02 [two] bank business day before the respective maturities abroad, the amounts referred to Items VIII and IX of this Clause, in order to allow the Lender to settle the currency exchange operation for the respective payment to be made by the Lender to the Financing Agent.

         (XI)     INTEREST RATE
                  United States of America LIBOR, accrued by a spread of 0.40% [zero point forty per cent], calculated by the effective number of days elapsed, based on a year of 360 days.

         (XII)    ADDITIONAL INTEREST RATE, FOR INSTALLMENTS IN ARREARS
                  1% p.a. [one per cent per year], over the above mentioned interest rate mentioned in the previous Item XI.

         (XIII)   GUARANTEE FEE OF EKN
                  Approximately 5.19% [five point one-nine per cent], "flat", calculated over the amount disbursed, financed jointly with the principal, in the same conditions.

         (XIV)    COMMITMENT FEE
                  0.1% [zero point one per cent] per year, calculated from January 1998 on over the amount not disbursed, of the total credit line amount.

         (XV)     MANAGEMENT FEE
                  0.2% [zero point two per cent], over the amount to be paid, paid "flat" on the occasion of the last disbursement, discounted already the amounts already paid, "pro-rata", in the occasion of the first disbursement.

         (XVI)    OUT-OF-POCKET EXPENSES
                  All expenses incurred for the preparation, negotiation and execution of the financing contract signed between the Lender and the Financing Agent, including but not being limited to the Lawyer's expenses. The estimated amount of these expenses is US$ 40,000.00 [forty thousand United States dollars], discounted the amounts paid already "pro-rata", in the occasion of the first disbursement.

         (XVII)   AVAILABILITY OF THE CREDIT LINE
                  From the date of the signature until March 31st, 1998.

         (XVIII)  INCOME TAX
                  15% [fifteen per cent] falling upon the interests sent abroad, shall be paid by the Borrower jointly with the interests.

         (XIX)    OTHER TAXES, TRIBUTES AND/OR CONTRIBUTIONS
                  All payments must be made by the Borrower, free and unencumbered of any taxes, tributes, charges and/or contributions, present or future, of any nature whatever it may be.

         (XX)     GUARANTEE
                  Promissory Notes of the principal and interests, in number of 10 [ten] for each one, in the currency of the financing, guaranteed by Telecomunicacoes Brasileiras S.A. - Telebras.

         (XXI)    REFINANCING
                  Under no circumstance shall the Lender grant a refinancing to the Borrower, for any of the maturities, of any of the installments of the principal, interests and all other charges foreseen in this present Instrument.

CLAUSE FIFTH.  PAYMENT IN ARREARS
Should the Borrower become in arrears in any payment agreed upon in this Instrument, either interests, principal or all other charges, the Borrower shall be subject to the same penalties foreseen in the contract signed between the

Lender and the Financing Agent. In this case, the "spread" mentioned in Item XI of Clause Fourth, becomes automatically increased by 1.0% [one per cent] per year as already mentioned in Item XII of Clause Fourth above.

CLAUSE SIXTH.  CHANGES IN THE RATES
All taxes, tributes and/or contributions not specified here, and now not falling upon and which may later on fall upon, if such the case, who shall have their rates changed and which shall be paid by the Lender to the authorized institutions, shall be reimbursed by the Borrower, in up to 05 [five] working days after the presentation of the collection by the Lender, the later ones made by FAX and the copy of the originals sent later on by post.

CLAUSE SEVENTH.  PREPAYMENT
It is hereby established that the Borrower may anticipate its payments, in part or in the totality, of the financing granted, by means of a previous and formal acceptance of the Financing Agent and by the Lender.

                                 SOLE PARAGRAPH.

         If the above referred prepayment in the "caput" of this Clause, is accepted, and in the case the same should involve over costs and/or revenues, the same shall be totally transferred to the Borrower.

CLAUSE EIGHTH.  GUARANTEES
As a guarantee for the financed amount, the Borrower shall deliver, on the date of the signature of this Instrument, Promissory Notes, issued in United States dollars, for the principal as well as for the interests, duly guaranteed by Telecomunicacoes Brasileiras S.A. - Telebras.

The Borrower commits itself, from now on, to substitute every half-year, the Promissory Notes referring to interests, by the occurrence of any change of the LIBOR rate.

CLAUSE NINTH.  RESCISSION
It is hereby stipulated that the Lender may consider rescinded this Instrument and to declare an accelerated maturity of all payment obligations of the Borrower derived from this Instrument, in the cases foreseen by Law or also in any of the following hypothesis:

         a) Non fulfillment by the Borrower of any of the obligations foreseen in this Instrument; and

         b) Transfer to third parties, under any for, without the previous written consent of the Lender, of the rights and obligations, which respectively the Borrower acquired or assumed by this Instrument.

CLAUSE TENTH. TRANSFER OR CONVEYANCE OF LENDER'S RIGHTS.
The Lender may, at its exclusive criteria, with previous agreement of the Borrower, transfer or convey, at any time, all its credit rights, or any other of its rights derived from this present Instrument, inclusive the right to collect and to receive from the Borrower the amounts due by the Borrower in accordance with this present Instrument, respecting all other conditions of this present Instrument, when determining the amount of each installment of the principal, monetary restatement, interests and all other charges, as well as matters related to the term and maturity of the above mentioned installments.

CLAUSE ELEVENTH. LIBERALITY
Under no circumstances at all, the eventual acceptance by the Lender, of the non-fulfillment of any of the Clauses of this Instrument, either partially or totally, shall represent the renouncing to any of its rights, novation or amendment of any clauses of this present Instrument.

CLAUSE TWELFTH. OF THE COLLECTION AND PAYMENT FORM
It is hereby agreed that the payment by the Borrower, on the dates here stipulated, of any amounts derived from this Instrument - principal, interests expenses and/or commissions - shall not depend on the collection by the Lender, and shall be made on the bank account of the Lender, to be defined as described as follows: in reserve, until 15:00 [fifteen] hours, Brasilia's Time.

The Lender is obliged, nevertheless, to inform the Borrower, by FAX, until 12:00 [twelve] hours [Brasilia's time] of the maturity date of the obligations here referred, the exchange rate to be used for the definition of the amounts in Reais to be deposited in the bank account of the Lender.

Specifically, in the case of taxes and tributes, the Lender shall forward the Borrower, per FAX, proof of payment of the same, forwarding later on the originals.

The Lender shall define, in 120 [one hundred and twenty] days, after the signature of this present Instrument, the name of the financial institution and the bank account number where the deposits are to be made, for the principal and interests, related to the financing above referred.

Up to 15 [fifteen] days after the correct and exact payment of the amounts due, by force of this present Instrument, the Lender shall return to the Borrower, the Promissory Note corresponding to the executed payment.

CLAUSE THIRTEENTH. SOLIDARITY OF THE BORROWER
By this present Instrument, in the proportion of its value, the Borrower comes to answer, solidarily with the Lender, for all obligations assumed by the Lender in the Loan Agreement executed with the Financing Agent, remaining nevertheless, partially liberated this solidarity, proportionally to the amount of each payment made by the Borrower, and being totally released, after the last payment of the amounts corresponding to the interests and other charges foreseen in this Instrument.

CLAUSE FOURTEENTH. VENUE
The venue of the City of Manus, State of Amazonas is hereby elected to solve any misunderstandings derived from this present contract, renouncing expressly to any other one, as privileged the same may be.

And having agreed upon, the Parties sign this present instrument in 03 [three] copies with the same tenor and form, for this sole purpose, in the presence of the witnesses below signing.

Manaus, March 31st, 1998

Telamazon Celular S.A.

Ericsson Telecomunicacoes S.A.

Witnesses

Ericsson-TeleAMAZON

                              "ENGLISH TRANSLATION"

                      PRIVATE AGREEMENT FOR THE ASSIGNMENT
                         OF CREDIT AND OTHER ADJUSTMENTS

                         THROUGH THIS PRIVATE AGREEMENT

         (a) ERICSSON TELECOMUNICACOES S. A. (heretofore designated ERICSSON), with headquarters in the City of Sao Paulo, State of Sao Paulo, at Rua Maria Prestes Maia, no. 300, registered under CGC no. 33.067.745/0001-27, through its legal representatives signed below ("ASSIGNOR"); and

         (b) ABN AMRO BRASIL PARTICIPACOES S.A., headquartered in the City of Sao Paulo, State of Sao Paulo, at Rua Verbo Divino, no. 1711, registered under CGC no. 33.154.709/0001-09, through its legal representatives signed below ("ASSIGNEE"), as well as

         (c) TELAMAZON CELULAR S.A. (successor of TELECOMUNICACOES DO AMAZONAS S.A. as concerns the Supply Contracts mentioned below), federal concessionaire of public utilities of cell telephone services, with headquarters in the city of Manaus, State of Amazonas, at Rua Guilherme Moreira 147, registered under CGC no. 02.322.103/0001-02, through its legal representatives signed below (heretofore designated "DEBTOR"); and

         (d) TELECOMUNICACOES BRASILEIRAS S.A. - TELEBRAS, with headquarters in the Setor de Autarquias Sul, Quadra 6, Bloco E, in the City of Brasilia, Federal District, registered under CGC no. 00.336.701/0001-04 ("TELEBRAS"), DEBTOR and TELEBRAS standing as the intervening parties, have mutually agreed to the following:

WHEREAS:

(i) The ASSIGNOR and the DEBTOR celebrated the contract(s) 3415/97-ECC and 066-96-ECM, signed respectively on August 1st, 1997 and September 10th, 1996, (the "SUPPLY CONTRACTS"), which foresee the supply by the ASSIGNOR of equipment and services destined to the Mobile Cell System.

(ii) as a result of the obligations undertaken by the ASSIGNOR under the terms of the Supply Contracts, the ASSIGNOR has credits and rights linked to the DEBTOR as set forth in the Private Agreement of Financing, Assumption of Obligations and other Agreements, settled between the ASSIGNOR and the DEBTOR, on March 31st 1998 (the "SUPPLY CONTRACT");

(iii) the credits of the ASSIGNOR related to the DEBTOR, according to the FINANCING CONTRACT, to the principal value of US$ 15,104,481.25(fifteen million one hundred and four thousand four hundred and eighty one US dollars and twenty nine cents), are duly represented by ten Promissory Notes of interest and ten Promissory Notes of the principal, issued by the DEBTOR and warranted by aval of TELEBRAS, issued on March 31st, 1998;

(iv) The ASSIGNOR and the ASSIGNEE celebrated on December 22nd, 1997 a Private Assignment of Financing, Assumption of Obligations and Other Agreements, with the object of assuming the debt forthcoming from a financing contract celebrated on December 22nd, 1997 between the ASSIGNOR and ERICSSON RADIO SYSTEM AB, to the value of up to US$ 135,000,000.00 [one hundred and thirty five million United States of America dollars].

Thus defined, the Parties hereto execute this present Assignment Agreement, which shall be ruled by the following Clauses and Conditions:

CLAUSE 1. - Through this present Instrument, and in the best form of Law, the ASSIGNOR assigns and transfers to the ASSIGNEE, in an irrevocable and unchangeable form, which the ASSIGNEE expressly accepts from the

ASSIGNOR, the totality of the Credits, as described in the preamble [i], [ii] and [iii] above, the assignment being effective with the price of the Assignment referred in Clause 2, below. The ASSIGNOR, through a receipt addressed to the ASSIGNEE, for such purpose, shall consolidate such payment.

CLAUSE 2. - The assignment of the Credit, executed in the terms of this present Instrument to the ASSIGNEE, represent on this date, in Brazilian currency, the equivalent of US$ 15,104,481.25 (fifteen million one hundred and four thousand four hundred and eighty one US dollars and twenty nine cents), [hereinafter called the "Credit"].

CLAUSE 3. - The DEBTOR declares and warrants, in this act, that in the best of his understanding, in accordance with the terms of the preamble [i] and [ii] above, that the Credit is derived from a valid and legitimate expansion process of the Mobile Cellular Systems from its concession area, legally executed and conducted. The DEBTOR and the ASSIGNOR declare also that, consequently, the Credit is legal, valid and opposable against third parties, being free and unencumbered of any charges, warranty rights, demands or other charges or encumbrances of any nature whatever. The DEBTOR recognizes its obligation to pay the Credit without any deduction, compensation or retention of any kind, either from the Supply Contracts, or from the Financing Contract of any other manner.

3.1) The obligations derived from the Credit, inclusive the payment of the Promissory Notes, shall be considered immediately enforceable and payable, if a judicial decision, passed through the Courts which considers, directly or indirectly the Supply Contracts, or the Financing Contract in any form irregular, illegal, invalid or inefficient is taken; or also should a preliminary restraining order suspend or limit the efficiency of any of the contract instruments previously referred.

CLAUSE 4. - Once effected the Assignment, the Promissory Notes representing the Credit, shall be endorsed by the ASSIGNOR in behalf of the ASSIGNEE.

CLAUSE 5. - The ASSIGNOR and the ASSIGNEE, individually, declare and warrant, one to the other, that:

       (i) they hold sufficient powers and authority to perform its commitments and to conclude the operations contemplated in this Contract and in all further documents, having taken all necessary steps to execute and formalize this present Contract, as well as all and any documents which are to be formalized regarding the same;

       (ii) this present Contract is a legal, valid and binding obligation, opposable to the Parties in accordance with the terms of the same; and

       (iii) the execution, formalization and accomplishment of this Contract are not conditioned to any consent, authorization, approval or action by any governmental agency, regulating entity or any third parties which may be nominated in the documents related to the Credit, or the register before the same.

CLAUSE 6. - The DEBTOR and Telebras declare, in this act, that they have the knowledge and agree fully with the terms of this present instrument, and that as result of this Instrument, the payment of the principal and the interests and other charges established in the Financing Contract shall be made directly to the ASSIGNEE or to its order, in accordance with the procedures described in the Financing Contract.

6.1) In the same way, notices, communications, requests, approvals or consents which may be made or which may be requested in the terms of the Financing Contract shall be written and sent not only to the ASSIGNOR but as well as to the ASSIGNEE, as follows:

ERICSSON TELECOMUNICACOES S.A.

                           RUA MARIA PRESTES MAIA 300

02047-901 Sao Paulo - Sao Paulo - Brazil

To the Attention of: Financial Management of Contracts - Mobile
Telecommunication Systems

FAX: [5511] 681-2058
Telephone: [5511] 681-0124

ABN AMRO BRASIL PARTICIPACOES S.A.

                              RUA VERBO DIVINO 1711

04719-004 Sao Paulo - Sao Paulo - Brazil to the attention of: Rodrigo Campos
FAX: [5511] 5180-6766 - Telephone: [5511] 525-6072

The notices and instructions to the DEBTOR, to be made by the ASSIGNOR, pursuant to the terms of the Financing Contract, shall be made from now on by the ASSIGNEE.

CLAUSE 7. - This present contract shall oblige the Parties hereto, their successors and heirs for all purposes.

CLAUSE 8. - This present Contract shall be ruled and construed in accordance with the Brazilian laws, and the Parties hereto elect, irrevocably, as venue, the Courts of the City of Brasilia, Federal District, with the exclusion all other venues as privileged the same may be, to settle any controversies derived from this present Contract.

CLAUSE 9. - This present Contract shall be registered, as soon as possible, at the Notary Public for Titles and Documents in the City of Manaus, State of Amazonas, by the ASSIGNEE.

And having agreed upon, the Parties sign this present instrument in 06 [six] copies with the same tenor and form, for this sole purpose, in the presence of the witnesses below signing.

Manaus, March 31st, 1998

Ericsson Telecomunicacoes S/A
[illegible signature]
Name: Hans Gerhard Weise
Post: President
CPF: 091.910.198-42

Ericsson Telecomunicacoes S/A
[illegible signature]
Name: Max Casarsa Campelo
Post: Administrative Vice-President
CPF: 519.138.528-49

ABN AMRO Bank S/A
[illegible signature]
Name: Carlos Alberto Katsuya
Post: Senior Relationship Manager
CPF: 127.056.158-81

ABN AMRO Bank S/A
[illegible signature]
Name: Carlos C.P. Braga
Post: Director
CPF: 714.275.627-68

TELAMAZON Celular S. A.
[illegible signature]

Name: Haroldo Wangler Cruzeiro
Post: President of TELAMAZON Celular
CPF: [blank]

TELAMAZON Celular S. A.
[illegible signature]
Name: Marcos Aurelio L. Oliveira
Post:
CPF: 036.563.222-87

Telecomunicacoes Brasileiras S. A.
[illegible signature]
Name: Daltron Magalhaes
Post: Director for Business
CPF: [blank]

Telecomunicacoes Brasileiras S. A.
[illegible signature]
Name: Fred Marcos Zamagna Padilha
Post: Director for Support
CPF: [blank]

Witnesses [illegible signature] Rodrigo Jose de Campos CPF: 879.892.397-87

Ericsson-TelAMAZON-AMRO

               AMENDMENT TO THE PRIVATE INSTRUMENT FOR FINANCING,
                      DEBT ASSUMPTION AND OTHER AGREEMENTS

ABN AMRO BRASIL PARTICIPACOES S.A. as the first of the Parties hereto, [successor in the credits rights of ERICSSON TELECOMUNICACOES S.A., by force of the PRIVATE INSTRUMENT FOR ASSIGNMENT OF CREDITS and other Agreements executed on March 31st, 1998], with headquarters in the City of Sao Paulo, State of Sao Paulo, enrolled at the CNPJ/MF [General Taxpayer registry of the Ministry of Finances] under No. 33.154.709/0001-09, represented in this act through its legal representatives in accordance with its statutes in force, hereinafter called ABN AMRO PAR, and TELAMAZON CELULAR S.A., as the second of the Parties hereto, a Corporation with headquarters in the City of Manaus, State of Amazonas, at Avenida Guilherme Moreira No. 147, Centro - CEP 69.005-300, enrolled at the CNPJ/MF under No. 02.322.103/0001-01, through its legal representatives below signing, hereinafter called TELAMAZON CELULAR, with the mediation of TELE NORTE CELULAR PARTICIPACOES S.A., with headquarters in the City of Brasilia, Federal District, at SCN-QD.03, Bloco A - Sobreloja, Asa Norte, CEP 70.713-000, enrolled at the CNPJ under No. 02.558.154/0001-29, represented in this act through its legal representatives in accordance with its statutes in force, hereinafter called TELE NORTE;

Considering:

     (i) THAT TELAMAZON CELULAR executed on March 31st, 1998 a certain Private Instrument for Assignment of Credits and other Agreements [hereinafter called "The Contract"]

     (ii) THAT by force of Clause Four - Financing Conditions, Item XX - Guarantees, TELAMAZON Celular issued Promissory Notes of the principal and interests, in number of 10 [ten] for each one, in the currency of financing and guaranteed by Telecomunicacoes Brasileiras S.A.-TELEBRAS [hereinafter called "Telebras"];

     (iii) THAT ERICSSON TELECOMUNICACOES S.A., [hereinafter called "Ericsson"], and ABN AMRO PAR executed on March 31st, 1998 certain Private Instrument for Assignment of Credits and other Agreements, by force of which Ericsson transferred to ABN AMRO PAR the totality of the credits derived from the Contract;

     (iv) THAT by force of the Public Notice MC/BNDES No. 01/98 of the Ministry of Communications and Banco Nacional de Desenvolvimento Economico e Social - BNDES, referring to the Privatization of the Federal Telecommunication Companies, specifically Item 4.3 - "Special Obligations", determined that the participants winners of the Tender, must substitute the guarantees rendered by Telebras;

     (v) THAT in accordance with the understandings maintained, Tele Norte, the current controller of Telamazon Celular agrees to render guarantee for the Promissory Notes which Telamazon Celular will issue in substitution of the Promissory Notes previously issued by Telamazon Celular and guaranteed by Telebras;

The Parties, in common agreement, acceded to amend the Contract in the following form:

         1) Amend Item XX, of Clause Four and Clause Eight of the Contract, which shall have from now on the following wording:

                  "CLAUSE FOUR - ITEM XX

                  Promissory Notes of the principal and interests, in number of 10 [ten] for each one, in the currency of financing, guaranteed by Tele Norte".

                  "CLAUSE EIGHT

                  As guarantee of the financed amount, Telamazon Celular shall deliver on the date of the signature of this Instrument, Promissory Notes issued in North American dollars, for the principal as well as for the interests, duly guaranteed by Tele Norte.

                  Tele Norte declares itself, jointly responsible with Telamazon Celular, in an irrevocable and unchangeable manner, for all commitments assumed by the same in this present instrument.

         2)   All other Clauses shall remain unchanged and in force.

And having agreed upon, the Parties sign this present instrument in 03 [three] copies with the same tenor and form, for this sole purpose, in the presence of the witnesses below signing.

Brasilia, August 25th, 2000

Telamazon Celular S.A.

Tele Norte Participacoes S.A.

ABN AMRO Brasil Participacoes S.A.

Witnesses